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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Partners
CarrAmerica Realty, L.P.:

We consent to incorporation by reference in the registration statement (No. 333-53751) on Form S-3 of CarrAmerica Realty, L.P. of our report dated January 31, 2002, relating to the consolidated balance sheets of CarrAmerica Realty, L.P. and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2001 and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of CarrAmerica Realty, L.P.


/s/KPMG LLP

Washington, D.C.
March 22, 2002